EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), is entered into as of December 31, 2012, by and among Irving Azoff (“Azoff”), Irving Azoff and Rochelle Azoff, as Co-Trustees of the Azoff Family Trust of 1997, dated May 27, 1997, as amended (the “Azoff Trust” and, together with Azoff, the “Azoff Sellers”), Live Nation Entertainment, Inc. (“LNE”) and Front Line Management Group, Inc. (“FLMG”). LNE and its affiliates (including, without limitation, FLMG) are referred to herein as the “LNE Companies.”

Termination of Employment; Resignation as Director and Officer:

The closing of the transactions contemplated by this Agreement shall occur on December 31, 2012 (the “Closing”), and shall be effective as of 11:59 p.m. on that date. Upon the Closing, both (i) that certain Amended and Restated Employment Agreement, dated as October 21, 2009 (the “FLMG Employment Agreement”), by and between Azoff and FLMG, and (ii) that certain Employment Agreement, dated as of October 21, 2009 (the “LNE Employment Agreement”), by and between Azoff and LNE, as successor to Ticketmaster Entertainment, Inc., shall terminate (except for such terms set forth therein which expressly survive such termination). In addition, upon the Closing, Azoff shall voluntarily resign as a director and officer of all of the LNE Companies, including, without limitation, FLMG.

Certain Payments to Azoff:

Upon the Closing, FLMG shall pay to Azoff (i) any and all remaining amounts of “Base Salary” and unreimbursed business expenses due to Azoff under the FLMG Employment Agreement through December 31, 2012; and (ii) the amount of Two Million Dollars ($2,000,000), representing the “Annual Bonus” due to Azoff under the FLMG Employment Agreement for the fiscal year ended December 31, 2012. In addition, LNE shall pay to Azoff the “Annual Bonus” due to Azoff under the LNE Employment Agreement for the fiscal year ended December 31, 2012, as follows: (x) LNE shall pay to Azoff the amount of One Million Five Hundred Thousand Dollars ($1,500,000) upon the Closing (the “LNE Bonus Closing Payment”); and (y) LNE shall pay to Azoff the amount by which the full amount of the Annual Bonus due to Azoff under Section 6 of the LNE Employment Agreement exceeds the LNE Bonus Closing Payment, on the date due under Section 6 of the LNE Employment Agreement. Such payments shall constitute payment in full under the FLMG Employment Agreement and the LNE Employment Agreement.

Satisfaction of Note:

Upon the Closing, that certain “Note” under the LNE Employment Agreement shall mature, and LNE shall thereupon pay to the Azoff Trust the amount of Eight Million Two Hundred Thirty-Six Thousand and Twenty Dollars ($8,236,020), less any applicable withholding or other taxes, in full satisfaction of any and all amounts due to the Azoff Trust thereunder.

Live Nation Restricted Shares:

Upon the Closing, the One Million Four Hundred Seventy Four Thousand Three Hundred Seventy-Two (1,474,372) shares of “Live Nation Restricted Shares” under the LNE Employment Agreement, which would otherwise vest on October 29, 2013, shall vest in full. Subject to compliance with applicable law, Azoff shall thereafter have the right to dispose of any and all of the Live Nation Restricted Shares in his discretion. Prior to the Closing, Azoff shall deliver, or cause to be delivered, to LNE cash in amount sufficient to cover Azoff’s tax withholding obligations in connection with the vesting of such Live Nation Restricted Shares. Upon the Closing, pursuant to Section 11(c) of the LNE Employment Agreement, LNE shall cause 196,007 shares of LNE common stock, with such amount determined by reference to the $8.98/share closing price of LNE common stock on December 28, 2012, to be issued to Azoff or his designee, effective as of the date of Closing, to an account directed by Azoff, it being understood and agreed that the issuance of such shares shall constitute payment in full of the entire “Settlement Amount” under the LNE Employment Agreement.

Stock Options, Stock Growth RSU’s and Restricted Shares:

Upon the Closing, each unvested “Stock Option,” “Stock Growth RSU” and “Restricted Share” set out in Appendix A hereto shall vest in full. For the avoidance of doubt, the parties agree that the 124,700 Restricted Shares granted to Azoff on July 15, 2011 shall vest in full as if the performance targets associated therewith had been attained. Vested Stock Options shall be exercisable by Azoff within six (6) months of the Closing. Subject to compliance with applicable law and the terms and conditions of the applicable plan or award agreement pursuant to which such Stock Options, Stock Growth RSU’s and Restricted Shares were granted, Stock Options (and the stock issued upon exercise of the Stock Options), Stock Growth RSU’s and Restricted Shares may be disposed of by Azoff in his discretion.

Other Stock of LNE:

Subject to compliance with applicable law, Azoff shall thereafter have the right to dispose of any and all other shares of stock of LNE owned by Azoff or the Azoff Trust in his discretion and without regard to any blackout windows that may be in effect.

Artists and Personnel:

Effective as of January 1, 2013, Azoff shall have the right to (i) represent and manage certain artists (including individual band members) (the “Retained Artists”), and (ii) employ or engage certain employees (the “Retained Personnel”). The Retained Artists, and their historical and projected commission earnings, are set forth in Appendix B hereto. The Retained Personnel are set forth in Appendix C hereto.

Retained Artists:

Azoff shall indemnify the LNE Companies with respect to any claims by the Retained Artists relating to the period prior to January 1, 2013. FLMG makes no representation that the Retained Artists shall agree to continue to be represented and managed by Azoff from and after January 1, 2013. Any cash or other assets previously paid to, or received by, FLMG (or any other LNE Company) relating to the representation of such Retained Artist shall remain the sole and exclusive property of FLMG, and Azoff shall arrange with the Retained Artists to pay to FLMG (i) all commissions relating to concerts performed or other activities undertaken through December 31, 2012 and (ii) such commissions and/or artist receipts relating to future concerts other activities as may be necessary to satisfy in full all uncollected receivables, unrecouped advances or loans (including interest) owed or owing by such Retained Artists as of the close of business on December 31, 2012; provided, that Azoff shall assign to LNE any payments received by Azoff from the Retained Artists until all such uncollected receivables, advances or loans (including interest) are recouped in full.

Retained Personnel:

(i) FLMG shall terminate the employment of the Retained Personnel, effective as of December 31, 2012; (ii) FLMG shall pay the Retained Personnel (A) their respective salaries through December 31, 2012, (B) any and all bonuses that have already been approved by LNE and not otherwise paid, and (C) any recorded accrued vacation pay through December 31, 2012, in each case, (x) within thirty (30) days of the Closing, (y) subject to the execution and delivery of a general release in favor of the LNE Companies and (z) subject to the full repayment of any outstanding advances or loans (including interest) made to the Retained Personnel prior to the effective date of such termination; and (iii) FLMG shall assign to Azoff or one of his affiliates (as designated by Azoff), in accordance with their respective terms, any and all written employment agreements between FLMG and the Retained Personnel, subject to the parties obtaining any required consents in connection with any such assignment. Azoff shall indemnify the LNE Companies against any claims by any of the Retained Personnel relating to their employment, including, without limitation, any claims for severance, but excluding any obligations of FLMG (a) pursuant to clause (ii) of the immediately preceding sentence and (b) pursuant to clause (1) of the immediately following paragraph. FLMG makes no representation that the Retained Personnel shall agree to be employed or engaged by Azoff after the Closing or for any specified period of time thereafter.

Notwithstanding the foregoing:

(1) FLMG shall pay severance to the employees labeled “Severance Employees” in Appendix C in accordance with FLMG policy, in each case, upon the execution and delivery of a general release in favor of the LNE Companies; provided, that to the extent such employees receive any compensation from Azoff or any of his affiliates during calendar year 2013, FLMG shall have the right to “claw-back” from Azoff any severance amounts actually paid to such employees on a dollar-for-dollar basis.

(2) Upon the Closing, (w) that certain Employment Agreement, dated as of January 25, 2011 (the “Hodgson Employment Agreement”), by and between Colin Hodgson (“Hodgson”) and FLMG, shall be terminated by Hodgson with “Good Reason;” (x) FLMG shall pay to Hodgson (A) any and all remaining amounts of “Base Salary” and unreimbursed business expenses due to Hodgson under the Hodgson Employment Agreement through December 31, 2012; (B) the amount of One Million Dollars ($1,000,000), representing the “Bonus” due to Hodgson under the Hodgson Employment Agreement for the fiscal year ended December 31, 2012, payable within thirty (30) days of the Closing in accordance with the Hodgson Employment Agreement; and (C) the amount of Two Million Dollars ($2,000,000), representing the amounts due to Hodgson pursuant to Section 7(c)(ii)(B) of the Hodgson Employment Agreement and payable within thirty (30) days of Closing in accordance with the Hodgson Employment Agreement, subject to compliance with Internal Revenue Code Section 409(A); (y) any and all unvested grants to Hodgson of equity in FLMG or its affiliates (other than any equity interests that vest upon the achievement of a targeted LNE common stock price or other performance targets which have not been attained prior to the Closing) shall vest in full, as provided in Section 7(c)(ii)(C) of the Hodgson Employment Agreement; and (z) Hodgson shall voluntarily resign as a director and officer of all of the LNE Companies, including, without limitation, FLMG; provided, that to the extent Hodgson receives any compensation from Azoff or any of his affiliates during calendar year 2013, FLMG shall have the right to “claw-back” from Azoff any severance amounts actually paid to Hodgson (including, without limitation, the amount set forth in subclause (x)(C) above) on a dollar-for-dollar basis. Such payments shall constitute payment in full under the Hodgson Employment Agreement. Notwithstanding anything to the contrary set forth in the Hodgson Employment Agreement, Hodgson shall be free to accept any employment or engagement whatsoever by Azoff or any of his affiliates.

Overhead Costs:

Azoff or one of his affiliates (i) shall enter into a sub-lease agreement with FLMG for the space in the current Glendon offices described as the area on the 20th floor from the large conference room through to the end of the Azoff wing; and (ii) shall have an option, exercisable within the first six (6) months after the Closing (but upon not less than ninety (90) days prior written notice), to sub-lease all of the remaining space on the 20th floor (collectively, the “Sub-leased Premises”). The term of any such sub-lease(s) shall be effective for the duration of FLMG’s current lease agreement for the Sub-leased Premises; and Azoff shall have the right to further sub-lease the Sub-leased Premises; provided, however, that LNE shall have the first right to take back any space prior to Azoff sub-leasing such space. Any sub-lease(s) and sub-sub-lease(s) contemplated by this section shall be subject to obtaining the prior approval of the applicable landlord in accordance with the terms and conditions of the lease agreement.

The rent shall be equal to the cost per square foot to FLMG under the terms of the current lease agreement (which rate shall include the pro rata share, on a per square foot basis, of the gross amount spent on leasehold improvements, less the landlord tenant improvement allowance), plus applicable parking and utilities. Azoff shall have the use, for the duration of the sub-lease(s) and without charge, of all (i) furniture and office equipment located within such sub-leased space (but not within any communal office space or other office space with shared access for other Sub-leased Premises occupants) and (ii) IT equipment, servers, and telephone systems associated with such sub-leased space and dedicated to the Retained Personnel, it being understood that all of the items referenced in clauses (i) and (ii) above shall be made available on an “AS IS, WHERE IS” basis without any obligation on the part of any LNE Company to maintain, repair, preserve or otherwise insure the functionality, utility or safety of such furniture, equipment or systems. Azoff shall retain ownership of certain domain names, trademarks and trade names that are personal to him, including, without limitation, the “azoffmusic” name, each of which are set forth on Appendix D hereto. Other FLMG employees currently using this email address shall be transitioned off as soon as is practical, and any shared infrastructure utilized by the Retained Personnel and other FLMG employees will likewise be separated as soon as is practical following the Closing.

Restrictive and Other Covenants:

Except as expressly set forth below, the restrictive covenants set forth in Article VII of that certain Stock Purchase Agreement, dated as of February 4, 2011 (the “Stock Purchase Agreement”), by and among LNE, Azoff, the Azoff Trust and the other parties thereto, shall remain in full force and effect following the Closing in accordance with its terms. The Azoff Sellers hereby reaffirm the terms and conditions set forth in Article VII of the Stock Purchase Agreement, including confirmation, for the avoidance of doubt, that the parties intended, as of the date of the Stock Purchase Agreement, for (x) the term “tour sponsorship” and “ticket-selling” (as such terms are used in the definition of “Music Business” under the Stock Purchase Agreement) to include sponsorship and other related arrangements with credit card companies and VIP ticketing and other related services, respectively, and (y) the term “Artist” (as such term is used in the Stock Purchase Agreement) to include DJ’s and other persons involved in electronic dance music.

(i) LNE and FLMG hereby waive, effective as of the Closing, the restrictive covenants set forth in Article VII of the Stock Purchase Agreement solely with respect to Azoff’s participation or engagement in the following activities:

(a)	the representation and/or management of the Retained Artists (as contemplated under “Artists and Personnel” above); it being explicitly understood and agreed that, other than as expressly set forth in this subsection (a) and subsections (b), (c) and (d) of this clause (i) below, the Azoff Sellers shall continue to be restricted from representing and/or managing any Artists in accordance with the terms and conditions of the Stock Purchase Agreement, whether or not such Artists are currently or subsequently represented or managed by any of the LNE Companies (including, without limitation, FLMG); and

(b)	the representation and/or management of an unlimited number of Emerging Artists (as defined below); and

(c)	the representation and/or management of not more than five (5) new Permitted Artists (as defined below) for each of calendar year 2013 and 2014; and from and after January 1, 2015, the representation and/or management of an unlimited number of Permitted Artists; and

(d)	from and after January 1, 2015, the representation and/or management of an unlimited number of Restricted Artists (as defined below), it being expressly acknowledged and agreed that the Azoff Sellers shall remain restricted under the Stock Purchase Agreement from representing and/or managing any Restricted Artist prior to January 1, 2015; provided, that, if (x) the Eagles terminate their relationship with Azoff prior to January 1, 2015 (with no further right to receive any sunset payment(s), advance(s) or other payment(s) of any nature therefrom (a “Sunset Payment”)), and/or (y) Christina Aguilera terminates her relationship with Azoff prior to January 1, 2015 with no Sunset Payment, Azoff shall be permitted to sign one (1) Restricted Artist to replace the Eagles and/or Christina Aguilera at such time; provided, further, that in the event Azoff or any of his affiliates are entitled to any Sunset Payments in connection with any such termination under subclause (x) or (y) above, Azoff shall remain restricted from signing any such replacement Restricted Artist(s) for a proportionate amount of time remaining in the period from the date of such termination until January 1, 2015 that is equal to the ratio of (i) the aggregate amount of such Sunset Payments advanced to or to be received by Azoff or any of his affiliates to (ii) the amount of expected earnings scheduled by Azoff for such terminating Artist (as set forth in Appendix B) (e.g., if the Eagles terminate their relationship with Azoff on January 1, 2014, the Sunset Payment is $4 million and the expected earnings scheduled by Azoff for such Artist is $6 million, then Azoff shall remain restricted from signing such replacement Restricted Artist until September 1, 2014 (or 2/3 of the remaining time until January 1, 2015); and

(e)	the employment and/or engagement of the Retained Personnel (as contemplated under “Artists and Personnel” above); and

(f)	the business of music recording and publishing; and

(g)	any and all businesses relating to the development, production, financing, distribution and exploitation of audio and visual media, including, without limitation, television (including, without limitation, a television project currently entitled “Marshall”), motion pictures, non-concert live stage productions, book publishing, video games and other businesses, in each case, to the extent that they do not constitute engaging in the Music Business; it being acknowledged and agreed that the following activities shall not constitute engaging in the Music Business for purposes hereof: (1) music contest or music lifestyle television programs (e.g., American Idol), (2) television scripted content that is music based, (3) awards programs appearing on television, and (4) motion pictures that are not based on the involvement of any Artist (other than any Azoff Artist (as defined below)) (e.g., Azoff could produce the musical “Chicago” but not the life story of Katy Perry); it being further acknowledged and agreed that live concerts produced for television and motion pictures would be considered engaging in the Music Business for purposes hereof; and

(h)	marketing, advertising and similar services, in substantively the same form as such services are currently provided by, for example, advertising agencies, marketing fulfillment companies, and such firms as the Wasserman Media Group and IMG, solely to the extent such activities (1) would not otherwise constitute the representation or management of Artists, and (2) are not performed on behalf of any person that derives more than twenty percent (20%) of its gross revenues from businesses which compete with any LNE Company in the Music Business.

For the avoidance of doubt, the limited waivers granted in subsections (a) through (d) of clause (i) above with respect to the Retained Artists, Emerging Artists, Permitted Artists and Restricted Artists (as the case may be) are granted solely with respect to the management and/or representation of such Artist and nothing set forth herein shall be interpreted or construed as permitting any Azoff Seller to engage in any other aspect of the Music Business, including, without limitation, VIP ticketing or merchandising, with any such Artist or otherwise participate in any revenue streams derived therefrom, except (x) for the collection of commissions and similar fees from such Artists customarily paid to managers or representatives in connection with such activities and (y) as expressly permitted by subsections of (f) through (h) of clause (i) above.

(ii) The Azoff Sellers hereby agree:

(a)	to, from and after the Closing, perform and use commercially reasonable efforts to ensure that the Azoff Artists perform their respective commitments, as applicable, under the prevailing LNE/FLMG sponsorship agreement with American Express or other credit card sponsor, as though Azoff were still employed by LNE and FLMG and such Azoff Artists were managed and represented by FLMG, it being agreed and acknowledged that any and all payments from American Express or other credit card sponsor shall be paid to LNE, not Azoff; and

(b)	(x) to offer VIP Nation a right of last refusal to act as the exclusive provider of VIP ticketing and other related services for any Emerging Artist or Permitted Artist from the Closing until October 29, 2016 (such period, the “Specified Period”) on prevailing market terms and (y) to offer VIP Nation a right of first negotiation (but not last refusal) to act as the exclusive provider of VIP ticketing and other related services for any Azoff Artist (other than any Emerging Artist or Permitted Artist) during the Specified Period on prevailing market terms; and

(c)	(x) to offer LNE’s merchandising companies a right of last refusal on any bona-fide third party offers or proposals to act as the exclusive or non-exclusive merchandise partners and service providers for any Emerging Artist or Permitted Artist during the Specified Period on prevailing market terms and (y) to offer LNE’s merchandising companies a right of first negotiation (but not last refusal) to act as the exclusive or non-exclusive merchandise partners and service providers for any Azoff Artist (other than any Emerging Artist or Permitted Artist) during the Specified Period on prevailing market terms; it being acknowledged by the LNE Companies that in no event can the Azoff Sellers guarantee that an Azoff Artist will agree to any one or more merchandising agreements with LNE’s merchandising companies; and

(d)	(x) to offer the LNE Companies a right of last refusal to promote not less than 75% of the Eagles’ concert dates for calendar year(s) 2013/14 and (y) to use commercially reasonable efforts to offer the LNE Companies a right of last refusal to promote any tours for any Azoff Artist which are commenced during the Specified Period; it being acknowledged by the LNE Companies that, although Azoff will use commercially reasonable efforts to keep the LNE Companies currently apprised of such Azoff Artists’ touring possibilities, in no event can the Azoff Sellers guarantee that the Eagles or any other Azoff Artist will agree to any one or more such arrangements with the LNE Companies; and

(e)	during the Specified Period, not to directly or indirectly (i) solicit, advise, sign, hire, or interfere or otherwise do, or attempt to do, business with, any manager or employee of the LNE Companies, (ii) induce or attempt to induce any person (x) under a written or oral agreement to violate the terms of their contracts or employment arrangements with any LNE Company, or (y) to leave the employ of any LNE Company, or (iii) engage in any activity similar to the foregoing, in each case, without LNE’s prior written consent; and

(f)	during the Specified Period, not to acquire, directly or indirectly, or enter into an agreement to acquire, the on-going business, assets or enterprise of any manager engaged in the representation or management of Artists engaged in the Music Business, including, without limitation, by hiring, engaging or employing or agreeing to hire, engage or employ any manager of Artists.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Azoff Artist” means any Artist, including any band or other group of Artists, that at any time is represented or managed by Azoff or any of his affiliates, including the Retained Artists, any Artist represented or managed by Azoff pursuant to section (i)(b), section (i)(c) or section (i)(d) above.  For the avoidance of doubt, the term “Azoff Artist” shall not include any LNE Artist.

“LNE Artist” means any Artist, including any band or other group of Artists (other than the Retained Artists), that is, at any time, or was, within the preceding twenty-four (24) months, represented or managed by any LNE Company (including, without limitation, FLMG).

“Emerging Artist” means any Artist, including any band or other group of Artists, who (x) is not an LNE Artist and (y) has no prior material revenues from all Music Business sources (it being understood and agreed that any determination as to whether any such revenues are material shall be made by LNE in its reasonable discretion).

“Permitted Artist” means any Artist, including any band or other group of Artists, (x) who is not an LNE Artist and (y) whose gross revenues from all Music Business sources during the immediately preceding twelve-month period were less than or equal to Five Million Dollars ($5,000,000).

“Restricted Artist” means any Artist, including any band or other group of Artists, (x) who is not an LNE Artist and (y) whose gross revenues from all Music Business sources during the immediately preceding twelve-month period were greater than Five Million Dollars ($5,000,000).

Releases:

Upon the Closing, Azoff, Hodgson, the LNE Companies and FLMG shall execute and deliver mutual general releases and mutual non-disparagement covenants.

Confidentiality; No Publicity:

This Agreement and the matters described herein are strictly confidential, and may not be divulged, disseminated or disclosed, in whole or in part, by any party to any person or entity other than to a party’s legal and financial advisors or to the extent required by applicable law, judicial process or regulation. Each party agrees that there shall be no public announcements or other publicity with respect to this Agreement or the transactions contemplated hereby without the express prior written consent of the other; provided, that although no such consent shall be required for any announcement or disclosure required by applicable law, judicial process or regulation, the parties will reasonably consult with one another in advance regarding the content of such required announcement or disclosure.

Further Assurances:

From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take any and all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Binding Effect; No Third Party Beneficiaries:

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Azoff Sellers to their affiliates; provided, that no such assignment shall relieve the Azoff Sellers from their respective obligations hereunder. No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Governing Law; Consent to Exclusive Jurisdiction:

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof that would apply the laws of another jurisdiction.

The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Specific Performance:

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereby agree that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

Severability:

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Entire Agreement:

This Agreement is intended by the parties to be a complete statement of the agreements and understandings of the parties hereto, and shall supersede all prior agreements and understandings between the parties hereto, with respect to the matters set forth herein; provided, that, as set forth in “Restrictive and Other Covenants” above, the Stock Purchase Agreement shall remain in full force and effect following the Closing in accordance with its terms.

Counterparts:

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Irving Azoff
IRVING AZOFF

THE AZOFF FAMILY TRUST OF 1997, DATED MAY 27, 1997, AS AMENDED
By: /s/Irving Azoff

Name: Title:	Irving Azoff Co-Trustee

By: /s/ Rochelle Azoff
Name: Rochelle Azoff
Title: Co-Trustee
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LIVE NATION ENTERTAINMENT INC.
By: /s/ Michael G. Rowles

Name: Title:	Michael G. Rowles Executive Vice President, General Counsel and Secretary
FRONT LINE MANAGEMENT GROUP, INC. } By: /s/ Michael G. Rowles } Name: Michael G. Rowles Title: Vice President FRONT LINE MANAGEMENT GROUP, INC.

By: /s/ Michael G. Rowles
Name: Michael G. Rowles
Title: Vice President